ARTICLE IFOR IMMEDIATE RELEASE	For more information contact

August 10, 2006Kelvin R. Collard (281) 230-2512

GUNDLE/SLT ENVIRONMENTAL, INC.
ANNOUNCES SECOND QUARTER RESULTS
AND REPORT ON NEW ORDERS AND BACKLOG

HOUSTON (August 10, 2006) - Gundle/SLT Environmental, Inc. (GSE), today reported a net loss of $759,000 for the quarter ended June 30, 2006, compared with net income of $1,035,000 for the comparable period in 2005. Net loss for the first six months of 2006 was $8,835,000, compared to a net loss of $3,825,000 for the first six months of 2005.

“Excluding the impact of the settlement reached on July 19, 2006 with respect to a personal injury claim that has been in litigation since 1997 and the impact of rising interest rates on interest expense and the interest rate swap, the results of the second quarter of 2006 were quite good and in line with our expectations,” said Samir Badawi, President and CEO.

Revenues for the second quarter of 2006 were $103.2 million, up from $87.0 million for the same quarter of 2005. The increase in revenues was primarily due to 16.6% increase in shipments. U.S. shipments increased 14.9% and foreign shipments increased 18.0% in the second quarter of 2006 compared to the same period in 2005. The increase in foreign shipments was attributed to the Company’s newly acquired Chilean operations. For the first six months of 2006, revenues were $147.0 million, flat with the first six months of 2005. In the prior year period, U.S. shipments were accelerated into the first quarter to our largest customer that normally would be shipped in the second and third quarters. Also in 2006, certain of our customers delayed purchases of product during the first four months in anticipation of reductions in raw material costs. In Europe, shipments were delayed primarily due to severe winter weather conditions in the first quarter of 2006. Offsetting the decline in shipments in the U.S. and Europe were revenues of $9.7 million from the newly acquired Chilean operations.

Mr. Badawi further said “Our operations in Chile are generating the benefits expected in the South American market. We are satisfied with the level of profitability for this new acquisition during the last six months and believe the second half of 2006 will be even better.”

Backlog as of June 30, 2006 was $134.3 million compared with $99.6 million at the same time last year. Backlog was $21.1 million higher in the U.S. and $13.6 million higher in foreign markets, including the backlog from the newly acquired Chilean operations.

Gross profit for the second quarter of 2006 was $16.4 million, compared with $14.4 million in the second quarter of 2005. Gross profit as a percentage of sales and operating revenues, was 15.9% for the second quarter of 2006, compared to 16.5% for the second quarter of 2005. The decline was the result of higher raw material costs in the second quarter of 2006 compared to the second quarter of 2005. Gross profit on a dollar per unit basis in the second quarter of 2006 is flat with the same period in 2005. Gross profit for the first six months of 2006 was $19.0 million compared to $21.2 million in the first six months of 2005. The decline in profit was due to lower shipments in the first six months of 2006 compared to the same period in 2005.

Selling, general and administrative expenses were $10.0 million for the second quarter of 2006, compared to $8.5 million in the second quarter of 2005. The increase was primarily from $648,000 related to the newly acquired Chilean operations and a $900,000 increase in our legal reserve for the settlement of the personal injury claim. For the first six months of 2006, selling, general and administrative expenses were $19.5 million compared to $17.0 million for the same period in 2005. The increase was primarily due to the newly acquired Chilean operations, the increase in legal reserves, and stock option compensation recorded in the first quarter of 2006.

Interest expense for the second quarter of 2006 of $5.5 million was up $771,000, compared to the prior year second quarter primarily from higher interest rates, increased levels of debt and accretion of the fair market value adjustment recorded due to hedge accounting being discontinued at the beginning of 2006. As the result of a recently issued SFAS 133 Interpretation, the Company recorded in other expenses $917,000 for the change in the market value of the interest rate swap during the second quarter of 2006. Prior to this interpretation, we classified the swap as a hedge.

Income tax expense recognized in the second quarter of 2006 was $1.1 million, with an effective rate of 326%, compared to $380,000, with an effective rate of 27%, for the second quarter of 2005. Included in the second quarter 2006 provision was $659,000 of income tax expense on foreign dividends that reduced U.S. net operating loss assets. In addition, the Company also recorded a $510,000 adjustment to state net operating losses based upon a detailed state-by-state analysis taking into consideration apportionment factors and individual state requirements. Income tax benefit recognized in the first six months of 2006 was $3.9 million, with an effective rate of 31%, compared to $926,000, with an effective rate of 20%, for the same period in 2005.

Earnings before interest, taxes, depreciation and amortization, or EBITDA, as adjusted in accordance with the terms of the Company’s credit agreement for its senior credit facility, was $12.4 million for the second quarter of 2006, compared to $10.5 million for the comparable period in 2005. For the first six months of 2006, adjusted EBITDA was $11.1 million compared to $13.4 million for the same period in 2005.

Second Quarter Conference Call

The Company will host a conference call on Friday, August 11, 2006, at 10:00am (ET). This call will discuss results of operations for the second quarter of 2006 and answer questions from participants.

Note holders may join in the conference call by dialing 800.967.7134 or, if calling from outside the United States, 719.457.2625, and enter conference ID# 2142044. The conference call will also be broadcast live over the internet. To access the webcast, go to www.gseworld.com, the investor relations page, at least 15 minutes prior to the start of the call to register and to download and install any necessary audio software.

If you are unable to participate in the live call, the webcast of the conference call will be available at the Web site listed above following the event and will be available until the close of business April 30, 2007.

About Gundle/SLT Environmental, Inc.

Gundle/SLT Environmental, Inc., headquartered in Houston, is a global manufacturer and marketer of geosynthetic lining solutions, products and services used in the containment and management of solids, liquids and gases for organizations engaged in waste management, mining, water and wastewater treatment, and aquaculture.
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This press release contains certain forward-looking statements as such term is defined in the Private Securities Litigation Reform Act of 1995. When used in this press release the words, “believe”, “expect”, “intend” and words or phrases of similar import, as they relate to GSE or its management, are intended to identify forward-looking statements. Such statements reflect the current risks, uncertainties and assumptions related to certain factors including, among other things, competitive market factors, worldwide manufacturing capacity in the industry, general economic conditions around the world, raw material pricing and supply, governmental regulation and supervision, seasonality, distribution networks and other factors described more fully in GSE’s reports filed with the Securities and Exchange Commission. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those currently believed, expected or intended.

GUNDLE/SLT ENVIRONMENTAL, INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands)

	Three Months		Six Months
	Ended June 30,		Ended June 30,

	2006	2005	2006	2005

SALES AND OPERATING REVENUE	$103,194	$86,965	$146,961	$146,629
COST OF PRODUCTS & SERVICES	86,794	72,605	127,954	125,410

GROSS PROFIT	16,400	14,360	19,007	21,219

SELLING, GENERAL AND
ADMINISTRATIVE EXPENSES	9,972	8,479	19,502	16,952

OPERATING INCOME (LOSS)	6,428	5,881	(495)	4,267

OTHER (INCOME) EXPENSES:
INTEREST EXPENSE	5,484	4,713	10,705	9,407
INTEREST INCOME	(286)	(179)	(610)	(382)
CHANGE IN FAIR VALUE OF DERIVATIVES	917	-	2,313	-
FOREIGN EXCHANGE LOSS	(37)	130	(126)	152
MINORITY INTEREST	72	(59)	57	(69)
OTHER (INCOME) EXPENSE, NET	(58)	(139)	(58)	(90)

INCOME (LOSS) BEFORE INCOME TAXES	336	1,415	(12,776)	(4,751)

INCOME TAX PROVISION (BENEFIT)	1,095	380	(3,941)	(926)

NET INCOME (LOSS)	$(759)	$1,035	$(8,835)	$(3,825)

GUNDLE/SLT ENVIRONMENTAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30,	December 31,
	2006	2005

ASSETS

Current Assets	$149,282	$127,011
Property and equipment, net	89,444	91,283
Goodwill and other intangibles, net	82,765	85,360
Other non-current assets	12,123	12,747

Total assets	$333,614	$316,401

LIABILITIES AND SHAREHOLDER'S EQUITY

Current liabilities	$88,442	$58,683
Long-term debt	162,916	165,650
Other non-current liabilities	18,604	22,437

Shareholder's equity	63,652	69,631

Total liabilities and shareholder's equity	$333,614	$316,401

GUNDLE/SLT ENVIRONMENTAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Six Months
	Ended June 30,

	2006	2005

CASH FLOWS

Cash flows from operating activities	$(24,254)	$(12,456)
Cash flows from investing activities	(6,884)	(127)
Cash flows from financing activities	14,382	(142)
Effect of exchange rate changes on cash	133	(412)

Decrease in cash and cash equivalents	(16,623)	(13,137)
Cash and cash equivalents, beginning of period	21,094	23,716
Cash and cash equivalents, end of period	$4,471	$10,579

Schedule A

Reconciliation of Net Income to EBITDA and Adjusted EBITDA
(dollars in millions)

	2006	2005
Second Quarter	Q2	Q2

Net income (loss)	$(0.8)	$1.0

Interest, net	5.2	4.5
Income tax expense	1.1	0.4
Depreciation	2.9	2.6
Amortization	1.4	1.2

EBITDA	9.8	9.7

Other items:
Cicala litigation costs	0.9	-
Allowable interest income	0.3	0.2
Mark to market of embedded derivative	0.9	-
Foreign currency (gains)/losses	(0.0)	0.1
CHS management fees/expenses	0.5	0.5

Adjusted EBITDA	$12.4	$10.5

	2006	2005
Six Months Ended	Q2	Q2

Net loss	$(8.8)	$(3.8)

Interest, net	10.1	9.0
Income tax benefit	(3.9)	(0.9)
Depreciation	5.7	5.2
Amortization	2.9	2.4

EBITDA	5.9	11.9

Other items:
Sale of PP&E, write-up effect	0.0	(0.1)
Cicala litigation costs	0.9	-
Allowable interest income	0.6	0.4
Mark to market of embedded derivative	2.3	-
Stock compensation under FAS 123R	0.2	-
Fair value of assets purchased	0.3
Foreign currency (gains)/losses	(0.1)	0.2
CHS management fees/expenses	1.0	1.0

Adjusted EBITDA	$11.1	$13.4

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are presented because they are believed to be frequently used by parties interested in Gundle/ SLT Environmental, Inc. (GSE). Management believes that EBITDA and Adjusted EBITDA provide useful information to investors because they facilitate an investor's comparison of GSE's operating results to that of companies with different capital structures and with cost basis in assets that have not been revalued and written-up in an allocation of a recent acquisition's purchase price.

The calculation of Adjusted EBITDA, presented above, is as defined in the credit agreement for GSE's senior credit facility. Adjusted EBITDA is used to measure compliance with covenants in the credit agreement, such as interest coverage and leverage ratio.

EBITDA and Adjusted EBITDA are not measures of financial performance under United States generally accepted accounting principles (US GAAP) and should not be considered as alternatives to net income, operating income or any other performance measures derived in accordance with US GAAP or as an alternative to cash flow from operating activities as a measure of liquidity.